Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, TX  75207-2107
Tel 214-905-5100  Fax 214-905-5101

March 5, 1998

David F. Ranney
3539 Courtdale Dr.
Dallas, TX 75234

                           LETTER AGREEMENT
                           ----------------

Dear David,

Re: Patent Purchase Agreement dated 4/5/94; First Amendment to Patent
    Purchase Agreement dated 1/23/96; and Assignment of Intellectual
    Property Agreement dated 4/5/94; all between Access Pharmaceuticals, Inc. and David F. Ranney

A:   The above-referenced Assignment of Intellectual Property Agreement shall terminate and be of no further effect upon the date of the signatures of the parties below.

B. Access Pharmaceuticals, Inc., shall, immediately upon closing of $1.5 million of bridge financing from Sunrise Securities Corp., and in any case not later than sixty (60) days from the date of this Letter Agreement, pay David F. Ranney the 1997 minimum royalty due on 1/31/98, of $52,500.00 plus a final buyout of $5,000.00, for a total payment of $57,500.00. Upon receipt of full payment by David F. Ranney within such 60 days, the above referenced Patent Purchase Agreement shall be deemed by both parties to the fulfilled and terminated and the Patents covered by the Patent Purchase Agreement permanently assigned to Access Pharmaceuticals, Inc. without any further obligation of either party to the other.

Please confirm your Agreement to the above by signing in the space below.

Sincerely,

/s/ Kerry P. Gray
------------------
Kerry P. Gray
President & CEO


/s/ David F. Ranney
-------------------
Agreed by:
Dr. David F. Ranney